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                                                               Exhibit 99.11(b)

1701 Market Street                                             Morgan, Lewis
Philadelphia, PA  19103-2921                                   & Bockius LLP
215-963-5000                                                   Counselors at Law
Fax:  215-963-5001

November 26, 2003

Mayer, Brown, Rowe & Maw LLP
1675 Broadway
New York, NY  10128

Re: Opinion of special Pennsylvania counsel regarding Registration Statement filed on Form N-14 under the Securities Act of 1933 (the "Registration Statement")

Ladies and Gentlemen:

We have acted as special Pennsylvania counsel to Morgan Stanley Institutional Fund Trust, a Pennsylvania business trust (the "Trust"), in connection with the above-referenced Registration Statement which relates to the Trust's units of beneficial interest, without par value (collectively, the "Shares"). This opinion is being delivered to you in connection with the Trust's filing of the Registration Statement with the Securities and Exchange Commission. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have reviewed, among other things, executed copies of the following documents:

     (a) copies of the Trust's Amended and Restated Agreement and Declaration of Trust and all amendments and supplements thereto (the "Agreement and Declaration of Trust");

     (b) a certificate executed by Mary E. Mullin, the Secretary of the Trust, certifying as to the Trust's Agreement and Declaration of Trust and Amended and Restated By-Laws (the "By-Laws"), and certain resolutions adopted by the Board of Trustees of the Trust authorizing the issuance of the Shares; and

     (c)    a printer's proof of the Registration Statement.

In our capacity as special Pennsylvania counsel to the Trust, we have examined the originals, or certified, conformed or reproduced copies, of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all original or certified copies, and the conformity to original or certified copies of all copies submitted to us as


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Mayer, Brown, Rowe & Maw LLP
November 26, 2003
Page 2

conformed or reproduced copies. As to various questions of fact relevant to such opinion, we have relied upon, and assume the accuracy of, certificates and oral or written statements of public officials and officers or representatives of the Trust. We have assumed that the Registration Statement, as filed with the Securities and Exchange Commission, will be in substantially the form of the printer's proof referred to in paragraph (c) above.

Based upon, and subject to, the limitations set forth herein, we are of the opinion that the Shares, when issued and sold in accordance with the Agreement and Declaration of Trust and By-Laws, and for the consideration described in the Registration Statement, will be duly authorized, legally issued, fully paid and nonassessable under the laws of the Commonwealth of Pennsylvania.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP